Exhibit 4.41

Framework Agreement for Property Leasing Services

Between
China Network Communications Group Corporation
&
China Unicom Corporation Limited
     This Framework Agreement for Property Leasing Services (hereinafter referred to as this “Framework Agreement”) is signed on August 12, 2008 in Beijing, the People’s Republic of China (“PRC”) by and between the following two parties:

Party A:	China Network Communications Group Corporation (hereinafter referred to as “Netcom Group”)
	Registered Address:	No. 156, Fu Xing Men Nei Street, Xicheng District, Beijing
	Legal Representative:	Zhang Chunjiang

Party B:	China Unicom Corporation Limited (hereinafter referred to as “CUCL”)
	Registered Address:	Level 12, Tower A, Henderson Center, No. 18, Jian Guo Men Nei Avenue, Beijing
	Legal Representative:	Chang Xiaobing
Whereas:
(1)	Netcom Group is a state owned enterprise duly incorporated and validly existing under the laws of the PRC;

(2)	CUCL is a foreign funded enterprise duly incorporated and validly existing under the laws of PRC, whose equity is 100% held by China United Telecommunications Corporation Limited (the “Unicom Red-chip Company”, a company duly incorporated and validly existing under the laws of the Hong Kong Special Administration Region and dually listed on the Hong Kong Stock Exchange). Approved by the former Ministry of Information Industry (“MII”) of the PRC, CUCL is mainly engaged in nationwide provision of international and domestic long-distance communications services (excluding international telecommunications facilities services); Internet services and IP Telephony services; as well as mobile communications services in 31 provinces, autonomous regions and municipalities, including Beijing, Tianjin, Shanghai, Liaoning, Hebei, Shandong, Jiangsu, Zhejiang, Fujian, Guangdong, Hubei, Anhui, Sichuan, Guizhou, Xinjiang, Chongqing, Shaanxi, Guangxi, Henan, Heilongjiang, Jilin, Jiangxi, Shanxi, Inner Mongolia, Hunan, Hainan, Yunnan, Ningxia, Gansu, Qinghai and Tibet;

(3)	On May 24, 2008, the Ministry of Industry and Information Technology, the National Development and Reform Commission and the Ministry of Finance jointly issued the “Notice on Deepening the Reform of China’s Telecommunications System”, which is seen as the guidepost for the Chinese government to deepen the reform of its telecommunications system by endorsing the formation of three leading competitive carriers with nationwide network resources, similar size and strength and the capacity of full service operation. In the above notice, China Telecom is encouraged to buy China Unicom’s CDMA network and China Unicom is encouraged to merge with China Netcom. As a response to the call for deepening the reform in regard to telecommunications restructuring, the Unicom Red-chip Company is to merge with Netcom’s red-chip counterpart via an agreement (the

“Merger Transaction”). Following the merger, the Netcom Red-chip Company will withdraw from the Hong Kong Stock Exchange and the New York Stock Exchange to become a wholly owned subsidiary of the Unicom Red-chip Company;

(4)	Party B needs to establish building rental arrangement with Netcom Group in the service operation.

According to the particular context, “the Lessee” and “the Lessor” refer to Party A (including Party A’s branches, subsidiaries and other units under its control, but excluding Netcom Red-chip Company and its affiliates, subsidiaries and other units under its control, the same below) or Party B (including Party B’s branches, subsidiaries and other units under its control) or Party A and Party B.

According to the Contract Law of the People’s Republic of China and other laws and regulations, in order to define the rights and obligations of the two parties, the two parties sign this Framework Agreement as below through friendly consultation:

1.	Lease Scope and Purpose
1.1	For the need of production and operation, the two parties agreed to lease the buildings owned by its branch companies, subsidiary companies, affiliated companies or enterprises or units under its control (“subordinate companies”) to each other. The two parties confirm that their subordinate companies have agreed to commission the two parties to exert the building lease rights under this Framework Agreement.

Party A agreed to lease the buildings owned by itself (“Buildings of Party A”) under items of this Framework Agreement to Party B; Party B agreed to rent buildings owned by Party A and pay the consideration according to this Framework Agreement. At the same time, Party B agreed to lease the buildings owned by itself (“Buildings of Party B”) under items of this Framework Agreement to Party A; Party A agreed to rent buildings owned by Party B and pay the consideration according to this Framework Agreement.

1.2	The two parties agreed that the buildings rented by either party are used for legal service operation in the licensed scope of the buildings. With the written consent by either party of this Framework Agreement, the other party could sublease the buildings to the third party, but the sublessor still assumes the rights and obligations under this Framework Agreement for the buildings.
2.	Leasehold
2.1	The leasehold of the buildings under this Framework Agreement is determined by the two parties according to the specific conditions of these rental buildings, but it is subjected to Article 2.2 of this Framework Agreement.

2.2	The Lessor may terminate the lease of building under this Framework Agreement immediately if:
(1)	without the consent of the Lessor, the Lessee subleases or lends buildings owed by the Lessor to others (except for subleasing or lending to affiliated or associated companies of the Lessee );

(2)	The Lessee violates regulations of the rental purpose agreed by the two parties, or uses buildings owned by the Lessor for any unlawful purpose and damages public interests.
2.3	If the Lessee does not execute renewal rights according to this Framework Agreement but can not return the buildings to the Lessor owing to business operations, the Lessor shall extend the leasehold as appropriate and is entitled to charge the Lessee rentals for the extended leasehold.
3.	Rental and Method of Payment
3.1	The two parties have agreed that the specific rental of the buildings rented by each other will be determined on the basis of the market price or depreciation and tax and refer to the rental standard prescribed by local commodity price departments, and take into account the specific needs of the two parties. The rental determined could not be higher than the market price.

3.2	The two parties have agreed that the specific executing documents for the rental of individual building can be signed to set forth terms and conditions applicable to the individual building, but the executing documents shall conform to the principle, compendium and terms and conditions stipulated in this Framework Agreement.

3.3	The rents stated in the term shall be re-examined once every year. The two parties shall consult to determine whether to adjust and the specific rents after adjustment, but the rents after adjustment shall not be higher than the market price.

3.4	The rents shall be charged quarterly. The settlement day is the last day of each quarter. In case of Saturday, Sunday or public holidays, the settlement day shall be extended to the first working day after holidays.

3.5	All the overhead expenses and other expenditure charged by the State or local government for the rental buildings caused by the rental of buildings owned by Party A or Party B shall be born by the Lessor, except as otherwise set forth in this Framework Agreement.
4.	Building Repair During the Leasehold

The Lessor shall be responsible for repairing the buildings it rents out and bear the resulting costs. The Lessee shall carry out necessary maintenance of the rented buildings including the reconstruction of main structure after getting the Lessor’s consent and reaching written framework agreement, except as set forth in this Framework Agreement. But the Lessor shall not refuse or delay the main structure reconstruction required by the Lessee except for legitimate reasons. For the modification and addition not touching upon the main structure, the Lessee may carry out the maintenance at its own expense without giving notification to and getting consent of the Lessor. If the Lessee or Lessor conducts maintenance, modification or addition during the leasehold, the additions or value added to the buildings shall be granted to the Lessor.

5.	The Alteration of the Lessor
5.1	If the Lessor transfers buildings owned by itself to the third party, this Framework Agreement shall be valid to the new building owner.

5.2	If the Lessor sells its building ownership, it is required to notify the Lessee three months in advance. The Lessee has, under equal conditions, the right of first refusal to purchase.
6.	Representations, Assurances and Commitments
6.1	Each party makes the following statement and assurance to the other party that each party is the enterprise or organization incorporated for effective duration in accordance with PRC laws, with full power and authority (including laws, rights and warrant inside the company or in other fields):
(1)	holds, leases, rents and operates its property;

(2)	signs and implements this Framework Agreement.
6.2	The Lessor makes the statement and promise to the Lessee as below:
(1)	The Lessor is the only legitimate possessor of the ownership of its rental buildings and entitled to lease the buildings to the Lessee for payment by itself under regulations set forth in this Framework Agreement;

(2)	The rented buildings are with complete structure and in good condition when delivered to the Lessee. The purpose of the Lessee stated in this Framework Agreement could be fulfilled;

(3)	The Lessor promises that if any inaccuracy lies in the guarantee, the Lessee has rights to terminate this Framework Agreement at any moment. At the same time; the Lessor agrees to hold the liability for all the economic losses of the Lessee.
6.3	The Lessee makes the statement and promise to the Lessee as below:
(1)	The Lessee shall pay rents to the Lessor pursuant to Article 3 in this Framework Agreement. If the Lessee fails to pay the rents by the due date, then the Lessee shall pay the delaying payment at the rate of 0.05% on a daily basis (calendar day, the same hereinafter).

(2)	During the leasehold, the Lessee shall abide by corresponding laws and regulations of the PRC. In case of problems such as security, fire prevention, environment protection etc., the Lessee shall hold the liability by itself.
6.4	Party B promises to provide the accounting records of Party B and its connected persons about connected transaction to auditors of Unicom Red Chip Company.

6.5	The two parties make a statement and promise to each other that any terms and conditions in this Framework Agreement does not violate its constitution or laws and regulations of the PRC.

6.6	The two parties affirm that each party is obligated to take further necessary actions or measures in order to achieve the tenet of this Framework Agreement and its content and provisions of connected transactions in the listing rules stipulated by the Stock Exchange of Hong Kong in the case of Party B as the subsidiary of the listed company.
7.	Effectiveness

This Framework Agreement will take effect on the next day following the final implementation of the Merger Transaction.

8.	Force Majeure
8.1	If a party is unable to implement or fully implement the obligations prescribed in this Framework Agreement as a result of force majeure, then it will not undertake any liability for breach of the agreement, in which case the it shall, within fifteen (15) days following the occurrence of force majeure, inform the case to the other party in writing and provide proof therewith, and at the same time make every effort to minimise the losses incurred by force majeure. Within a reasonable period of time in the wake of force majeure, the party falling victim to force majeure shall undertake to continue implementation of this Framework Agreement.

8.2	Force majeure in this Framework Agreement means all objective situations that are unforeseeable, unavoidable and that cannot be overcome.
9.	Confidentiality

Without the written permission of the other party, neither party shall make any announcement in regard to, or provide or disclose to a third party any data or information in relation to the businesses of the other party or items under this Framework Agreement, unless otherwise required by legal or government departments or securities regulatory bodies, or for the purpose of maintaining the listing status of the Unicom Red-chip Company.

10.	Transfer

Without the written consent of the other party, neither party shall proceed to transfer any right and obligation prescribed in this Framework Agreement.

11.	Non-Waiver

Unless otherwise provided by laws, non-exercise or delayed exercise of the rights, powers or privileges prescribed in this Framework Agreement by either party shall not be regarded as a waiver of such rights, powers or privileges. Moreover, the exercise in part of such rights, powers or privilege shall not keep the party from exercising such rights, powers or privileges in the future.

12.	Notification

Any notification relating to this Framework Agreement shall be made in writing by one party to the other party via personal delivery, fax or mail. A notification shall be regarded as “issued” upon delivery by hand, or the “sent” indication is displayed on the sender’s fax machine, or on the third working day (subject to extension in case of statutory holidays) after sending of the mail. Any notification upon issuance shall be regarded as entering into force.

13.	Liability for Breach of Contract
13.1	Failure in performing any of its obligations by either party shall be deemed as breach of this Framework Agreement. The party in breach shall rectify such default within five (5) days following the receipt of notice of setting forth the specifics of such default (except for the case agreed in Paragraph 1 of Article 6.3). If the default has not been cured after five (5) days, the party in breach shall hold the liability for all the direct and predictable losses arising from the default.

13.2	If the extension of use of rental buildings is caused by the Lessor as a result of negligence, the leasehold under this Framework Agreement shall be extended.
14.	Applicable Laws and Disputes Settlement
14.1	This Framework Agreement is governed by PRC laws and shall be interpreted and implemented in accordance with PRC laws.

14.2	All the disputes arising from the execution of or related with this Framework Agreement shall be settled through friendly consultation between the two parties. In case of failure to settle such disputes through consultation, either party is entitled to file a lawsuit with the people’s court of the corresponding jurisdiction.
15.	Miscellaneous
15.1	On condition that the Unicom Red-chip Company complies with or meets the regulatory requirements on connected transactions, the two parties can proceed to amend or supplement this Framework Agreement based upon consensus.

15.2	Upon signing of this Framework Agreement, in case of conflict with any agreement reached prior to this Framework Agreement on any matter relating to the provisions established in this Framework Agreement, the contents of this Framework Agreement shall prevail.

15.3	This Framework Agreement is divisible, i.e., if any provision of this Framework Agreement is identified as illegal, invalid or unenforceable at any time, the validity and execution of other provisions of this Framework Agreement shall not be affected.

15.4	The original Framework Agreement is produced in four (4) copies, with each party holding two (2) copies and all the original copies being equally authentic.
     IN WITNESS WHEREOF, this Framework Agreement is executed by the legal representatives or his authorized representatives of both parties on the date first written above.

Page for Signatures:
China Network Communications Group Corporation (seal)
Legal representative or his authorized representative: (signature)
China Unicom Corporation Limited (seal)
Legal representative or his authorized representative: (signature)